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HEADS OF AGREEMENT FOR CHANGE IN MANAGEMENT OF NATIONAL SOLUTIONS CORPORATION

HEADS OF AGREEMENT entered into on January 9, 1997 in consideration of the mutual agreements set forth herein by and between Systems Communications, Inc.
(SCI) as the stockholder of National Solutions Corporation (NSC) and John Looney, James Tolley and John Paolicelli (collectively, the Retiring Management). The parties agree as follows:

1. SCI will include in the current S-1 registration it is preparing for filing all shares of SCI common stock now registered in the names of Retiring Management and issued under 2 below with a limitation on sales by each of Retiring Management pursuant to the registration statement of 5,000 shares per month as a means of protecting the integrity of the public market for SCI's common stock such restriction to remain in effect until three years have passed from the date of original issue of the shares of SCI's common stock registered in the names of Retiring Management, after which period there shall be no limitation on the number of shares Retiring Management can sell each month; provided, that with the Company's approval each of Retiring Management may margin up to seventy percent of their respective shares, which approval cannot be unreasonably withheld with reasonableness to be determined by the impact on the Company or stock price.
2. SCI's common stock (3,018 shares) earned by each of Retiring Management in the acquisition of Health Management Technologies will be issued to Retiring Management immediately. SCI shall place 200,000 shares of its common stock in escrow to be released to Retiring Management upon NSC's collection of net operating revenues, exclusive of subcontractors' fees and charges, of $2,000,000 from a transaction, fee based agreement within the automotive industry produced by NOVA which is acceptable to and for performance by NSC.

3. Retiring Management, and each of them individually, waives all accrued bonuses, including stock bonuses and deferred stock under the SCI-NSC acquisition agreement.

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4.   NSC, under the direction of SCI, and Retiring Management shall negotiate in good faith a license agreement between NSC and a new company (NOVA) to be organized by Retiring Management pursuant to which NSC will license, in consideration for a royalty payment of one-half of one percent of NOVA's revenues derived from use of the licensed software, NSC software technology under the NSC-CREDA agreement such that NOVA will be able to engage in the business of servicing exclusively state governments west of the Mississippi River, excluding Utah, and Mexico, Central and South America, with minimum performance standards to be negotiated. Net profits (to be more specifically defined) earned by NSC from New York and New Jersey and net profits earned by NOVA from Mexico under the license agreement will be subject to a 50-50 net profit sharing between NOVA and NSC. The license agreement shall provide that NOVA shall use NSC as its exclusive data center for two years, to the extent that NSC has the capacity to service NOVA, for processing work under the license agreement and shall require NSC to make its data center available to service NOVA's work for three additional years. Territorial exclusivity shall be subject to performance and productions standards to be developed in the license agreement. Services provided to NOVA by NSC's data center shall be at fair market value to be negotiated on a contract by contract basis.

5. NSC releases Retiring Management from their respective non-compete and confidentiality agreements under their employment agreements and the SCI-NSC acquisition agreement as necessary for Retiring Management to conduct the business of NOVA under the license agreement provided in 4, above.

6. Retiring Management, or such of them as appropriate or through NOVA, will provide consulting services with respect to the Chrysler/BCBSM/NSC contract and extensions and the retrospective Medicare COB services in the future for Ford Motor Company and with other existing NSC clients and identifying new opportunities as requested by NSC and accepted by Retiring Management, with the compensation for such services to be negotiated in good faith with respect to each engagement for consulting services.

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7.   NSC will pay its current American Express account and will reimburse James
Tolley for any payments on such account which he is required to make, in either case from the first revenues received (after payment of all accrued subcontractor fees and costs) from Blue Cross/Blue Shield under the agreement with Ford Motor Company. SCI will indemnify Tolley in the event NSC is unable to make payment in accordance with this paragraph.

8. NSC will pay the accrued salaries through January 9, 1997 as funds from operations or other sources become available.

9. Retiring Management will submit letters of resignation from all positions which they have held at NSC and acknowledge that all salary and benefits (subject to COBRA rights) from NSC are terminated effective immediately.

10. Retiring Management will assist SCI as needed in the transition to new executive management of NSC, including advice to employees of NSC to cooperate with new management of NSC and deliver all property of NSC in their possession which is at locations not under the control of NSC.

11. Provided that all terms hereunder are performed, the parties will enter into a mutual general release of all claims of every nature.

12. Retiring Management waives all conflict which the law firm of Holland & Knight may have in representing SCI in capital raising activities which conflict arises from that firm's prior representation of Retiring Management. Retiring Management will execute such form of waiver as may be required by that firm.

IN WITNESS WHEREOF, the undersigned have executed this Heads of Agreement the date first above written.

(Corporate Seal)                          Systems Communications, Inc.
                                          On its behalf and as the sole
                                          stockholder of NSC
Attest:
                                          By: Steven E. Williams____________
/s/ Edwin B. Salmon_______                    Stephen E. Williams, President
Secretary

/s/ John Looney___________                /s/ James Tolly___________________
John Looney                               James Tolley


John Paolicelli___________
John Paolicelli